EXHIBIT 10.40

EMPLOYMENT AGREEMENT

BETWEEN

KORN/FERRY INTERNATIONAL

AND

PAUL C. REILLY

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of April 24, 2007, by and between KORN/FERRY INTERNATIONAL, a Delaware corporation with its principal offices in Los Angeles, California (the “Company”), and PAUL C. REILLY, an individual (“Executive”), it being the understanding and agreement of the parties that the terms and conditions of this Employment Agreement shall be effective on the date above-written, but shall only be operative on July 1, 2007 (the “Start Date”) if and only if Executive is continuously employed with the Company between the date hereof and the date immediately preceding the Start Date (the “Term End Date”).

AGREEMENT

1. Employment. The Company agrees to continue to employ Executive and Executive agrees to continue to be employed by the Company, on and after the State Date upon the terms and conditions set forth in this Agreement.

2. At-Will Employment. Executive’s employment under this Agreement will begin on the Start Date, unless otherwise mutually agreed by the Company and Executive. Executive’s employment with the Company shall be “at-will,” such that Executive may terminate his employment at any time, for any or no reason, with or without Good Reason (as defined in Section 7(g) of this Agreement) and with or without advance notice, and the Company may terminate Executive’s employment at any time, with or without Cause (as defined in Section 7(g) of this Agreement), for any reason or no reason and with or without advance notice, upon a resolution adopted by a majority of the then-serving members of the Board of Directors of the Company (the “Board”) other than Executive.

3. Position, Duties and Responsibilities. Executive will serve as Chair of the Board (“Chair”), reporting directly and solely to the Board, with duties and responsibilities customary to such office including, among others, to:

Collaborate with and mentor the CEO;

Participate in Company activities consistent with his position as Chair and as requested by the CEO;

Assist in managerial activities of the Company consistent with his position as Chair such as recruiting, retention, external affairs, strategic planning and international activities;

Coordinate the activities of the Board, including the establishment of agendas for and leadership of Board meetings;

Preside over meetings of the Company’s stockholders;

Schedule meetings of the Board and consult with the CEO, the Lead Director, and other directors, as appropriate, when establishing agendas for meetings of the Board;

Advise the chairs of the Board’s various committees regarding their agendas, as needed, and stay current with such agendas;

Consult with the CEO over the flow of information to the Board, such as the quality, quantity, and timeliness of the flow of information.

Assist the Board in promoting compliance with and implementation of the Company’s corporate governance guidelines.

Collaborate with the Lead Director and the Chair of the Nominating and Governance Committee in the evaluation of the Board.

Notwithstanding the foregoing, it is understood and agreed that Executive may engage in personal, charitable, professional and investment activities to the extent such activities do not result in a violation of Sections 10 or 11 hereof and do not conflict or interfere with Executive’s obligations to the Company pursuant to this Agreement, or Executive’s ability to perform the duties and functions of Executive pursuant to this Agreement.

4. Cash Compensation. In consideration of Executive’s services to the Company pursuant to this Agreement on and after the Start Date, Executive shall receive a base salary of $41,666.67 per month (“Base Salary”) ($500,000 on an annualized basis), payable in accordance with the Company’s regular payroll practices applicable to the payment of salaries of senior executives. Additionally, in the first year of employment, Executive shall receive a guaranteed cash bonus of $62,500 per month (“Guaranteed Bonus”) ($750,000 on an annualized basis), payable in accordance with the Company’s regular payroll practices applicable to the payment of salaries of senior executives. Executive’s Base Salary may be increased (but not decreased) following the first year of employment under this Agreement in the discretion of the Board. Any bonuses that may be awarded to Executive after the first year of his employment under this Agreement shall be solely at the discretion of the Board.

5. Equity Incentives. On the Start Date, Executive shall be awarded a grant of 25,000 restricted shares of the Company’s common stock (Executive’s “Restricted Stock”). Executive’s Restricted Stock shall fully vest on June 30, 2008, provided that Executive is continuously employed with the Company from the Start Date to such date (except as set forth in Section 7 below). Executive’s Restricted Stock shall be otherwise subject to the terms and conditions of the Korn/Ferry International Performance Award Plan.

6. Employee Benefit Programs and Perquisites.

(a) General. Executive will be entitled to participate in such retirement or pension plans, group health, long term disability and group life insurance plans, and any other welfare and fringe benefit plans, arrangements, programs and perquisites, as are sponsored or maintained by the Company from time to time for the benefit of its senior executives generally, including six weeks paid vacation.

(b) Reimbursement of Business Expenses. Executive is authorized to incur reasonable expenses in accordance with the Company’s written policy in carrying out Executive’s duties and responsibilities under this Agreement. The Company will promptly reimburse Executive for all such expenses that are so incurred (including those incurred prior to the Start Date) upon presentation of appropriate vouchers or receipts, subject to the Company’s expense reimbursement policies applicable to senior executive officers generally.

(c) Administrative Support. Executive shall continue to receive from the Company secretarial, administrative and other support services at the levels and locations currently provided to him as of the date of this Agreement, consistent with Executive’s status as Chair.

7. Termination of Employment.

(a) Death. If Executive’s employment with the Company terminates before June 30, 2008 by reason of Executive’s death, then, within the time period permitted by law (and in any event within 15 days of Executive’s death), the Company will pay to Executive’s estate an amount equal to Executive’s Accrued Compensation (as defined in Section 7(g)) through the date of Executive’s death, and pay to Executive’s estate within fifteen (15) days of Executive’s death the aggregate amount of monthly Base Salary and Guaranteed Bonus that Executive would have earned for continuous service as Chair during the period between the date of Executive’s death and June 30, 2008. Further, Executive’s Restricted Stock will become fully vested as of the date of Executive’s death.

(b) Disability. If the Company terminates Executive’s employment before June 30, 2008 by reason of Executive’s Disability (as defined in Section 7(g)), then, (i) within the time period permitted by law (and in any event within 15 days of termination of Executive’s employment), the Company will pay to Executive an amount equal to Executive’s Accrued Compensation through the date Executive’s employment terminates, (ii) in accordance with the Company’s regular payroll schedule, the Company shall continue to pay Executive his monthly Base Salary and monthly Guaranteed Bonus until June 30, 2008 as if Executive had remained employed until June 30, 2008 and (iii) Executive’s Restricted Stock will vest on June 30, 2008 as if Executive had remained employed until June 30, 2008; provided, however, that Executive shall not be entitled to continuing payments and vesting described in (ii) and (iii) of this paragraph on or after the date, if any, during the twelve (12) months following the Start Date (the “Restricted Period”), that Executive (1) breaches or otherwise fails to comply with Executive’s obligations under Section 10(a) (Nondisclosure of Confidential Information) or Section 11 (Nonsolicitation) under this Agreement, or (2) Executive elects to, directly or indirectly, (I) own, manage, operate, or control of any of the following: Heidrick & Struggles, Manpower, Kelly Services, Spencer Stuart, Russell Reynolds, Egon Zender and/or Spherion; provided that the foregoing shall not be applicable to the ownership of not more than 1% of the publicly traded equity securities of any of the foregoing or to the indirect ownership of any of the foregoing through the ownership of mutual funds (the “Permitted Investments”), or (II) request or advise any of the clients, vendors or other business contacts of the Company with which Executive had contact while employed by the Company to withdraw, curtail, cancel or not increase their business with the Company.

(c) Termination by the Company for Cause or Voluntary Termination by Executive. If (i) the Company terminates Executive’s employment for Cause (as defined in Section 7(g)), or (ii) Executive voluntarily terminates Executive’s employment without Good Reason (as defined in Section 7(g)) prior to June 30, 2008, then, within the time permitted by law (and in any event within 15 days of termination of Executive’s employment), the Company shall pay to Executive Executive’s Accrued Compensation through the date Executive’s employment terminates.

(d) Termination by the Company Without Cause or by Executive for Good Reason. If Executive’s employment is terminated prior to June 30, 2008 (i) by the Company without Cause, or (ii) by Executive for Good Reason, then, within the time permitted by law (and in any event within 15 days of the termination of Executive’s employment), the Company shall pay to Executive Executive’s Accrued Compensation through the date Executive’s employment terminates; and (1) in accordance with the Company’s regular payroll schedule, the Company shall continue to pay Executive his monthly Base Salary and monthly Guaranteed Bonus until June 30, 2008 as if Executive had remained employed until June 30, 2008; and (2) Executive’s Restricted Stock will vest on June 30, 2008 as if Executive had remained employed until June 30, 2008; provided, however, that Executive shall not be entitled to payments and vesting described in (1) and (2) of this paragraph on or after the date, if any, during the Restricted Period, that Employee (A) breaches or otherwise fails to comply with Executive’s obligations under Section 10(a) (Nondisclosure of Confidential Information) or Section 11 (Nonsolicitation) under this Agreement, or (B) Executive elects to, directly or indirectly, (I) own, manage, operate, control or participate in the ownership, management, operation or control of any of the following: Heidrick & Struggles, Manpower, Kelly Services, Spencer Stuart, Russell Reynolds, Egon Zender and/or Spherion (other than Permitted Investments) or (II) request or advise any of the clients, vendors or other business contacts of the Company with which Executive had contact while employed by the Company to withdraw, curtail, cancel or not increase their business with the Company.

(e) Other Programs, Etc. Except as otherwise provided in this Agreement, Executive’s entitlements under applicable plans and programs of the Company following termination of Executive’s employment will be determined under the terms of those plans and programs.

(f) Certain Additional Payments by the Company.

(i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control of the Company (or any of its affiliated entities) as defined in the Prior Agreement, to or for the benefit of Executive (whether pursuant to the terms of this Agreement, the Agreement between the Company and Executive dated the date hereof, or otherwise, but determined without regard to any additional payments required under this Section 7(f)) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (x) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and (y) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that no Excise Tax is applicable, this Section 7(f) shall not be applicable.

(ii) Notwithstanding the foregoing, the Gross-Up Payment described in subsection (f)(i) shall not be paid to Executive if the aggregate Parachute Value (as defined below) of all Payments does not exceed one hundred ten percent (110%) of the Safe Harbor Amount (as defined below). In such an instance, the Payments to which Executive would otherwise become entitled will instead be reduced (but not below zero) so that the aggregate present value of the Payments under this Agreement shall equal the Reduced Amount (as defined below). Unless the Employee shall have elected another method of reduction by written notice to the Company prior to the Change in Control, the Company shall reduce the Payments under this Agreement by first reducing Payments that are payable in cash and then by reducing Payments that are not payable in cash. Only amounts payable under this Agreement shall be reduced pursuant to this subsection (f)(ii). The “Parachute Value” of a Payment is the present value as of the date of the Change in Control of the portion of the Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the

Auditor (as defined below) in accordance with such section of the Code. The “Safe Harbor Amount” is the maximum dollar amount of payments in the nature of compensation that are contingent on a Change in Control (as described in Section 280G of the Code) and that may be paid or distributed to Executive without the imposition of the Excise Tax. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any such Payment to be subject to the Excise Tax, as determined in accordance with Section 280G(d)(4) of the Code.

(iii) The determinations to be made with respect to this Section 7(f) shall be made by an accounting firm (the “Auditor”) jointly selected by the Company and Executive and paid by the Company. The Auditor shall be a nationally recognized United States public accounting firm that has not during the two years preceding the date of its selection acted in any way on behalf of the Company or any of its subsidiaries. If Executive and the Company cannot agree on the firm to serve as the Auditor, then Executive and the Company shall each select one such accounting firm and those two firms shall jointly select such an accounting firm to serve as the Auditor. Any Gross-Up Payment under this Section 7(f) with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Auditor determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. If the Auditor determines that the aggregate Parachute Value of all Payments does not exceed one hundred ten percent (110%) of the Safe Harbor Amount, it shall furnish Executive with a written opinion to such effect, and a statement of the reduction in Payments that shall be made to provide Executive with the Reduced Amount. The determinations by the Auditor shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Auditor shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be paid by the Company to or for the benefit of Executive by no later than thirty (30) days after the date on which the Executive made the payment of Excise Tax or additional Excise Tax giving rise to such Underpayment. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his or her Excise Tax, the Auditor shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he or she has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent his or her expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax. In the event that the Auditor determines that the value of any accelerated vesting of stock options held by Executive shall be redetermined within the context of Treasury Regulation §1.280G-1 Q/A 33 (the “Option Redetermination”), Executive shall (i) file with the Internal Revenue Service an amended federal income tax return that claims a refund of the overpayment of the Excise Tax attributable to such Option Redetermination and (ii) promptly pay the refunded Excise Tax to the Company; provided that the Company shall pay all reasonable professional fees incurred in the preparation of Executive’s amended federal income tax return.

(g) Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth herein:

(i) “Accrued Compensation” means, as of any date, the amount of any unpaid base salary and bonus earned by Executive through the date of Executive’s death or the termination of Executive’s employment, plus any additional amounts and/or benefits payable to or in respect of Executive under and in accordance with the provisions of any employee plan, program or arrangement (including without limitation, under the Company’s ECAP and EWAP) under which Executive is covered immediately prior to Executive’s death or the termination of Executive’s employment.

(ii) “Cause” shall be deemed to exist if (A) Executive is convicted of a felony involving moral turpitude, or (B) Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement, resulting, in either case, in material economic harm to the Company, unless Executive believed in good faith that such act or nonact was in the best interests of the Company.

(iii) “Disability” means any medically determinable physical or mental condition or impairment which prevents Executive from performing the principal functions of Executive’s duties with the Company that can be expected to result in death or that has lasted or can be expected to last for a period of 90 consecutive days or for shorter periods aggregating 180 days in any consecutive 12 month period, with such determination to be made by an approved medical doctor. For this purpose, an approved medical doctor shall mean a medical doctor selected by the Company and Executive. If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third medical doctor who shall be the approved medical doctor for this purpose.

(iv) Executive shall be deemed to have “Good Reason” to terminate his employment hereunder if, without Executive’s prior written consent, (A) the Company terminates or materially reduces any employee benefit or perquisite enjoyed by Executive (other than as part of an across-the-board reduction applicable to all executive officers of the Company), (B) the Company fails to perform or breaches its obligations under any other material provision of this Agreement and does not correct such failure or breach (if correctable) within 60 days following receipt of notice thereof from Executive to the Board, (C) the Company fails to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction, (D) the Company assigns Executive duties which are materially inconsistent with his duties as Chair or which impair Executive’s ability to function as Chair, (E) the Company reduces or fails to pay Executive’s then current Base Salary or fails to pay Executive’s Guaranteed Bonus during the first year of employment under this Agreement or any bonus in any later year awarded to Executive, (F) the Company removes Executive from the position of Chair, or (G) the Company requires Executive’s principal location of business (other than normal travel requirements with respect to his duties hereunder) to be other than St. Petersburg, Florida.

(v) “Prior Agreement” means the Employment Agreement between the Company and Executive dated as of May 24, 2001, as amended as of December 1, 2001, July 1, 2001, March 10, 2004, March 7, 2005 and April 26, 2006.

8. No Mitigation; No Offset. Executive will have no obligation to seek other employment or to otherwise mitigate the Company’s obligations to Executive arising from the termination of Executive’s employment, and no amounts or benefits paid or payable to Executive by the Company under this Agreement shall be subject to offset for any remuneration or benefits to which Executive may become entitled from any other source after Executive’s employment with the Company terminates, whether attributable to subsequent employment, self-employment or otherwise except that subsequent employment with an employer providing benefit plans shall result in an offset against benefits payable by the Company hereunder to the extent of the same type of benefits paid by the new employer.

9. Application of Section 409A. Notwithstanding any inconsistent provision of this Agreement, to the extent the Company or Executive determines in good faith that one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement in connection with Executive’s termination of employment would constitute deferred compensation subject to the provisions of section 409A of the Internal Revenue Code of 1986 as amended, and the proposed or final (as applicable) regulations issued thereunder, and the rulings, notices and other guidance issued by the Internal Revenue Services interpreting the same (“the Section 409A Rules”), the Company and Executive agree to negotiate in good faith to reform any provisions of this Agreement to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the Section 409A Rules, if the Company or Executive deems in good faith such reformation necessary or advisable pursuant to the Section 409A Rules to avoid the incurrence by Executive of any additional tax, interest and penalties under the Section 409A Rules. Such reformation shall not result in a reduction of the aggregate amount of payments or benefits under this Agreement, nor the obligation of the Company to pay interest on any payments delayed for the purposes of avoiding a violation of the Section 409A Rules. Notwithstanding the foregoing or anything to the contrary contained in any other provision of this Agreement, if Executive is a “specified employee” within the meaning of the Section 409A Rules at the time of Executive’s “separation of service” within the meaning of the Section 409A Rules, then any payment otherwise required to be made to Executive under this Agreement on account of Executive’s separation from service, to the extent such payment (after taking in to account all exclusions applicable to such payment under the Section 409A Rules) is properly treated as deferred compensation subject to the Section 409A Rules, shall not be made until the first business day after (i) the expiration of six (6) months from the date of Executive’s separation from service, or (ii) if earlier, the date of Executive’s death (the “Delayed Payment Date”). On the Delayed Payment Date, all payments delayed pursuant to the preceding sentence shall be paid in a single cash lump sum to Executive or, if he has died, to his estate.

10. Confidential Information; Cooperation with Regard to Litigation.

(a) Nondisclosure of Confidential Information. During Executive’s employment and thereafter, Executive will not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by Executive to keep such information confidential) or make use of any Confidential Information (as defined below) except in the performance of Executive’s duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or any of its Affiliates (as defined below) or by any administrative or legislative body (including a committee thereof) that requires

Executive to divulge, disclose or make accessible such information. If Executive is so ordered, to divulge Confidential Information, he will give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order.

(b) Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means information concerning the business of the Company or any corporation or other entity that, directly or indirectly, controls, is controlled by or under common control with the Company (an “Affiliate”) relating to any of its or their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of Confidential Information is information (1) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (2) regarding the Company’s business or industry properly acquired by Executive in the course of Executive’s career as an executive in the Company’s industry and independent of Executive’s employment by the Company. For this purpose, information known or available generally within the trade or industry of the Company or any Affiliate shall be deemed to be known or available to the public and not to be Confidential Information.

(c) Cooperation in Litigation. Executive will cooperate with the Company, during Executive’s employment and thereafter (including following Executive’s termination of employment for any reason), by making Executive reasonably available to testify on behalf of the Company or any Affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to reasonably assist the Company or any such Affiliate in any such action, suit, or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or any such Affiliate, as reasonably requested; provided, however, that the same does not materially interfere with Executive’s then current professional activities. The Company will reimburse Executive, on an after-tax basis, for all expenses reasonably incurred by Executive in connection with Executive’s provision of testimony or assistance and if such assistance is provided after Executive’s termination of employment, will pay Executive a per diem rate of $2,000.

11. Nonsolicitation. Executive shall not induce or solicit, directly or indirectly, any employee of or consultant to the Company or any Affiliate to terminate such person’s employment or consulting engagement with the Company or any Affiliate during Executive’s employment under this Agreement and for a period of 12 months following the termination of Executive’s employment for any reason.

12. Agreement to Submit Resignation as Director. In the event of Executive’s termination of employment as Chair, by the Company or Executive, for any reason or no reason, Executive shall promptly and no later than five (5) days after the date of such termination of employment, submit to the Board his resignation as a member of the Board, effectively immediately as of the date of such submission.

13. Remedies. If Executive commits a material breach of any of the provisions contained in Sections 10, 11 or 12 above, then the Company will have the right to seek injunctive relief. Executive acknowledges that such a breach of Sections 10, 11 or 12 could cause irreparable injury and that money damages may not provide an adequate remedy for the Company. Nothing contained herein will prevent Executive from contesting any such action by the Company on the ground that no violation or threatened violation of either such Section has occurred.

14. Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Agreement, other than seeking injunctive relief under Section 13, shall be resolved by binding arbitration, to be held in Los Angeles in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses, but the Company shall reimburse Executive for all reasonable costs and expenses by Executive if Executive substantially prevails in such arbitration or court proceeding. Notwithstanding the foregoing, if any applicable law requires different or additional rules or procedures to be applied in order for this Agreement to arbitrate to be enforceable, or prohibits any expense allocation provided herein, such rules or procedures shall take precedence and such prohibitions shall be a part of this Agreement to the to the extent necessary to render this Agreement enforceable.

15. Indemnification.

(a) Company Indemnity. If Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that, at any time, he is or was a director, officer or employee of the Company or any Affiliate or was serving at the request of the Company or any Affiliate as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, then the Company will indemnify Executive and hold Executive harmless to the fullest extent legally permitted or authorized by the Company’s articles of incorporation, certificate of incorporation or bylaws or resolutions of the Company’s Board to the extent not inconsistent with state laws, against all costs, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, except to the extent attributable to Executive’s gross negligence or fraud, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, officer, employee or agent of the Company or Affiliate and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company will advance to Executive all reasonable costs and expenses to be incurred by Executive in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The provisions of this section shall not be deemed exclusive of any other rights of indemnification to which Executive may be entitled or which may be granted to Executive and shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance.

(b) No Presumption Regarding Standard of Conduct. Neither the failure of the Company (including its Board, independent legal counsel or shareholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under the preceding subsection (a) of this section that indemnification of Executive is proper because Executive has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or shareholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct.

(c) Liability Insurance. The Company will continue and maintain a directors- and officers liability insurance policy covering Executive to the extent the Company provides such coverage for its other senior executive officers.

16. Effect of Agreement on Other Benefits. Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict Executive’s participation in any other employee benefit or other plans or programs in which he currently participates.

17. Expenses of Counsel for Executive. The Company and Executive will each bear their own respective legal and other expenses incurred in connection with the negotiation, execution and delivery of this Agreement; provided, however, that the Company shall reimburse the reasonable legal fees and expenses incurred by Bachelder Law Offices, acting as counsel to Executive up to a maximum of $75,000 in the aggregate for all such expenses.

18. Assignment; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred to the successor of the Company or its business if the assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than Executive’s rights to compensation and benefits, which may be transferred only by will or operation of law, except as otherwise specifically provided or permitted hereunder.

19. Representations. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any Agreement between it and any other person, firm or organization, and that this Agreement is the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms. Executive represents and warrants that there is no legal or other impediment which would prohibit Executive from entering into this Agreement or which would prevent Executive from fulfilling Executive’s obligations under this Agreement, and that this Agreement is the valid and legally binding obligation of the Executive, enforceable against him in accordance with its terms.

20. Entire Agreement. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

21. Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

22. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

23. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

24. Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

25. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of California without reference to principles of conflict of laws.

26. Counterparts and Facsimile. This Agreement may be executed in any number of counterparts, each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement. Any such counterpart may contain one or more signature pages. A copy of this Agreement executed by any party and transmitted by facsimile shall be binding upon the parties as if executed and delivered in person.

27. Notices. Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally, one (1) business day after being sent by recognized overnight courier, or three (3) business days after being sent by certified or registered mail, postage prepaid, return receipt requested, in any case, duly addressed to the party concerned at the address of the party indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company:	KORN/FERRY INTERNATIONAL
1900 Avenue of the Stars, Suite 2600
Los Angeles, CA 90067
Attention: Corporate Secretary

If to Executive:	PAUL C. REILLY
8301 Tallahassee Dr. N. E.
St. Petersburg, FL 33702

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement on the date first above written.

The Company:	KORN/FERRY INTERNATIONAL

/s/ Ken Whipple
	By:	Ken Whipple
	Its:	Director

/s/ Peter Dunn
	By:	Peter Dunn
	Its:	General Counsel

Executive:		/s/ Paul C. Reilly